Exhibit 99.1

For immediate release:

Elizabeth Rich appointed to Orion Energy Systems’ board of directors

Accomplished attorney brings extensive experience in business and environmental law

MANITOWOC, Wis. — June 25, 2010 — Orion Energy Systems Inc. (NYSE Amex: OESX) announced that Elizabeth Rich has been appointed to the power technology enterprise’s board of directors.

Rich joins Thomas Schueller, Tom Quadracci, Rollie Stephenson, Mark Williamson and Mike Altschaefl as an independent, outside director on Orion’s board.

Rich is an accomplished, Plymouth, Wis.-based attorney and principal of the law firm Elizabeth Gamsky Rich & Associates SC, which focuses on energy, the environment, business law, and real estate law.

Rich has extensive experience as an environmental law attorney, having litigated at administrative hearings before the Wisconsin Public Service Commission, the state Department of Natural Resources, the U.S. Environmental Protection Agency, circuit courts, federal district courts, Wisconsin appellate courts and the Wisconsin Supreme Court.

She joined the Milwaukee office of Godfrey & Kahn S.C. in 1984 as its first environmental law attorney, practicing with the firm until 1995 when she joined Whyte Hirschboeck Dudek S.C., where Rich was responsible for the firm’s 12-attorney environmental practice group. Rich has also served as shareholder and principal of Frazer Shapiro & Rich S.C.

Rich also served on the board of directors for Outpost Natural Foods, Gateway 2 Center Inc. and the Wisconsin State Bar Board of Governors, and currently serves on the board of directors for Plymouth Art Foundation and the Farm-to-Consumer Legal Defense Foundation.

“Elizabeth has a passion for the issues we face and is committed to helping us drive growth,” said Orion Energy Systems’ Chairman and CEO Neal Verfuerth. “Elizabeth’s innate understanding of our brand and her extensive experience with environmental legislation and legal matters will be invaluable.”

Orion has deployed its energy management systems in 5,612 facilities across North America, including 120 of the Fortune 500 companies. Since 2001, Orion technology has displaced more than 527 megawatts, saving customers more than $856 million and reducing indirect carbon dioxide emissions by 7.3 million tons.

Orion Energy Systems Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems, consisting primarily of high-performance, energy-efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers without compromising their operations. For more information, visit www.oesx.com. Follow us on Twitter, Facebook or YouTube.

Media Contact
Linda Diedrich
Vice President Corporate Communications
(920) 482-1988
ljd@oes1.com